LIFE SETTLEMENT POLICIES ORIGINATION AGREEMENT

This Life Settlement Policies Origination Agreement (this “Agreement”) is entered into as of February 10, 2009, by and between Christian Stanley, Inc., (the “Purchaser”), a Delaware corporation, and Life Settlements International, LLC, a Delaware limited liability company (the “Provider”).

WITNESSETH:

WHEREAS, the Purchaser desires to purchase from the Provider certain in-force life insurance polices (the “Policies”), subject to the terms and conditions of this Agreement; and

WHEREAS, the Provider desires to sell to the Purchaser the Policies, subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT:

1.	Definitions.

1.1	For all purposes of this Agreement, capitalized terms not otherwise defined herein shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person controlling or controlled by or under common control with such specified Person.  For purposes of this definition, “control,” when used with respect to a specific Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the term “controlling” and “controlled” have meanings correlative to the foregoing.

“Broker” means any viatical or life settlement broker, duly licensed as such where required under applicable law, or other Person authorized by a Seller and permitted under applicable law to represent or otherwise act as the agent of such Seller in connection with the purchase of a Policy.

“Business Day” means a day other than a Saturday or Sunday on which commercial banks in the City of New York are not authorized or required to be closed for business.

“Change of Ownership/Beneficiary Form” means, with respect to each Policy, a change of ownership form/change of beneficiary form executed by the related Seller.

“Conveyed Property” shall have the meaning assigned to such term in Section 2.1 hereof.

“Disbursement Schedule” shall have the meaning assigned to such term in Section 2.2(d) hereof, and the form of Disbursement Schedule is attached hereto as Exhibit “A.”

“Draw Account” means an account established and maintained by the Purchaser at the Escrow Agent or any other account designated by the Purchaser to be used to fund purchases of Policies pursuant to Section 7.4.

“Escrow Agent” means the Person chosen by the Provider and the Purchaser to serve in the capacity as escrow agent under the Escrow Agreement.

“Escrow Agreement” means the Seller’s Escrow Agreement and any such other escrow agreement established by the Provider and/or the Purchaser to effectuate the sale and purchase of each Policy.

“Escrow Date” means, with respect to any Policy, the date on which the Escrow Agent is to withdraw funds in an amount equal to the related Gross Acquisitions Costs from the Draw Account and deposits such funds into the related Seller’s Escrow Account pursuant to the Disbursement Schedule.

“Escrow Release Date” means, with respect to any Policy, the date on which the Escrow Agent releases funds from the Seller’s Escrow Account in accordance with the Seller’s Escrow Agreement, which date will be no later than the Business Day following the day on which the Escrow Agent receives written confirmation that the Issuing Insurance Company has processed the Change of Ownership/Beneficiary Forms.

“Gross Acquisition Costs” means, with respect to any Policy an amount equal to the sum of (a) the Purchase Price, (b) the Origination Fee and (c) any related escrow expenses, costs or fees.

“Insolvency Event” means with respect to any Person either:

(a)           a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, dissolution, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or

(b)           such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for, such Person or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors or managers shall vote to implement any of the foregoing.

“Insured” with respect to any Policy means each natural person whose life is insured by such Policy.

“Issuing Insurance Company” means, with respect to any Policy, the insurance company that is obligated to pay the related Net Death Benefit upon the death of the related Insured or any other benefit provided by the terms of such Policy (or the successor to such obligation).

“Lien” means any interest in property securing an obligation owed to, or a claim by, a Person, whether such interest is based on the common law, statute or contract, including but not limited to a security interest lien arising from a mortgage, encumbrance, judgment, pledge, conditional sale or trust receipt for a lease, consignment or bailment for security purposes, but, with respect to a Policy, does not include the interest of the Issuing Insurance Company therein if such interest arises solely from or with respect to a related Policy Loan.

“Net Death Benefit” means, with respect to any Policy, as of any date of determination, the death benefit payable under such Policy net of any Policy Loan (and accrued Policy Loan interest not yet paid on or capitalized into any related Policy Loan) as of such date of determination.

“Origination Fee” means an amount equal to the difference between (a) the Gross Acquisition Price agreed to by the Purchaser and (b) the Purchase Price.

“Origination Period” means the period commencing on the date hereof and ending on the date that is 30 days from the date that either party sends written notice of such party’s desire to terminate this Agreement.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated association, Governmental Authority or any other entity.

“Policy Loan” means, with respect to any Policy, any loan or other cash advances against the cash value of such Policy, pursuant to the terns and conditions of such Policy.

“Purchase Price” means the amount that the Provider specifies in the Sale Documentation Package will be paid to the related Seller upon the release of funds from the Seller’s Escrow Account on the related Escrow Release Date as payment in full for such Seller’s sale to the Provider of the related Policy plus any broker’s commission payable to the Seller’s authorized broker.

“Rescission Date” means, with respect to any Policy, the Business Day following the last day of the Rescission Period, as specified in the related Sale Documentation Package.

“Rescission Period” means, with respect to any Policy, the period during which any statutorily or contractually created right of rescission of the related Underlying Sale Agreement inures to the benefit of the Seller of such Policy until such right terminates, as specified in the related Underlying Sale Agreement.

“Sale Documentation Package” with respect to each Policy means all of the following documents, agreements and instruments, each substantially in the form specified in the Underlying Sale Agreement, or forms otherwise approved by the Provider:

(a)         one of the following: (i) the original life insurance policy, (ii) an official copy of the life insurance policy provided by the Issuing Insurance Company, (iii) a certificate of insurance or (iv) a lost policy certificate issued by the applicable Issuing Insurance Company;

(b)         schedule of estimated premiums (in a policy illustration or otherwise) prepared by the Provider;

(c)         the Underlying Sale Agreement executed by the related Seller and the Provider;

(d)         a Change of Ownership/Beneficiary Form executed by the related Seller;

(e)         the Escrow Agreement; and

(f)          the certificate of each retained medical underwriter delivered and such certificate specifying the applicable mortality rating, with reasonably detailed information regarding its derivation, supplied thereby.

“Seller” means a Person that sells to the Provider a Policy pursuant to an Underlying Sale Agreement.

“Seller’s Escrow Account” means one or more separate accounts established by the Escrow Agent in the name of the Provider, and designated by the Escrow Agent as a Seller’s Escrow Account.

“Transaction Documents” means this Agreement, each Underlying Sale Agreement and each related Escrow Agreement, in each case as the same may be amended, supplemented or modified from time to time and all other instruments, financing statements, documents and agreements executed in connection with any of the foregoing.

“Underlying Sale Agreement” means, with respect to any Policy, the purchase agreement executed by a Seller and the Provider pursuant to which the Provider purchases the Policy.

2.	Purchase and Sale of Policies.

2.1	General. Subject to the terms and conditions of this Agreement, during the term of this Agreement, the Provider agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Provider:

(a)
all right, title and interest of the Provider in and to the Policies offered by the Provider to the Purchaser pursuant to Section 6.1 and irrevocably sold by the respective Seller to the Provider, and as to which ownership of such Policies has been transferred to the Purchaser, and all proceeds thereof, including, without limitation, the right to collect Net Death Benefits from the related Issuing Insurance Companies, the right to proceed against any state guarantee fund and other property and interests in property related thereto, including, without limitation, all monies due and to become due in respect to any of the foregoing (whether in respect of principal, interest, fees, expenses, indemnities, rescission payments or otherwise);

(b)	all right, title and interest of the Provider in the related Sale Documentation Packages;

(c)
all of the Provider’s rights, remedies, powers and privileges with respect to such Policies, including, without limitation, the right to enforce against the related Seller any obligations that arise under each of the related Underlying Sale Agreements (and all proceeds from such enforcement); and

(d)
all proceeds of the foregoing (the amounts described in clauses (a) through (c) referred to collectively herein as the “Conveyed Property”).  Each sale pursuant to this Section 2.1 shall be without any recourse to the Provider by the Purchaser.

2.2	Purchase Obligation; Closing Mechanics.

(a)
Subject to the terms and conditions set forth herein, with respect to each Policy in connection with which the Provider is engaged by Purchaser to purchase as a licensed provider in the state in which the Seller is a resident, the Purchaser shall fund the Gross Acquisition Costs of such Policy by depositing, prior to the Escrow Date, funds equal to the amount of such Gross Acquisition Cost into the Draw Account or such other escrow account established by the Purchaser for the purpose of funding the purchase transaction..

(b)
With respect to any Policy as to which the Provider has made a purchase offer to the related Seller with the expectation that the Purchaser will purchase such Policy from the Provider in accordance with this Agreement and such Seller has accepted such Purchase Offer, the Provider shall, upon execution of the related Underlying Sale Agreement and the Escrow Agreement, review the Sale Documentation Package to determine that all documents and information contained in such Sale Documentation Package have been properly completed and executed.

(c)
Upon determination by the Provider that such Sale Documentation Package has been properly completed and executed, the Provider (i) shall deliver to the Purchaser a copy of the Sale Documentation Package, including such executed Underlying Sale Agreement and Escrow Agreement and (ii) instruct the Seller to cause the originals of the Change of Ownership/Beneficiary Form, executed by such Seller and, if applicable, by the related Insured or beneficiary, to be delivered to the Escrow Agent.

(d)
In addition to the Sale Documentation Package, the Provider shall also complete and deliver a disbursement schedule (a “Disbursement Schedule”), the form of which is attached as Exhibit “A” hereto, to the Purchaser and the Escrow Agent which shall specify (i) the Gross Acquisition Costs for such Policy, (ii) the Escrow Date as the second (2nd) Business Day following the receipt by the Escrow Agent of an original executed Change of Ownership/Beneficiary Form from the Seller and (iii) the applicable wiring instructions for the Seller’s Escrow Account to which the Gross Acquisition Costs shall be deposited on the related Escrow Date.

(e)
Upon receipt of an original Change of Ownership/Beneficiary Form from the Seller, the Escrow Agent shall notify and send a copy of such Change of Ownership/Beneficiary Form to the Provider.  Upon receiving such copy of the Change of Ownership/Beneficiary Form from such Seller or the Escrow Agent, the Provider shall review such Change of Ownership/Beneficiary Form to determine whether it has been properly completed.  If the Provider determines that such Change of Ownership/Beneficiary Form has not been properly completed, the Provider shall instruct the related Seller to send a properly completed original Change of Ownership/Beneficiary Form to the Escrow Agent, with a copy thereof to the Provider.  If the Provider determines that such Change of Ownership/Beneficiary Form has been properly completed, the Provider shall (i) send written authorization to the Escrow Agent to forward the original of such Change of Ownership/Beneficiary Form to the related Issuing Insurance Company, with a copy thereof to the Purchaser, and (ii) instruct the Escrow Agent to forward to the Provider and the Purchaser any written notice the Escrow Agent receives from such Issuing Insurance Company confirming the processing of such Change of Ownership/Beneficiary Form.

2.3
Intent of the Parties.  It is the intention of the Provider and the Purchaser that the conveyance, transfer and assignment of each Policy contemplated by this Agreement shall constitute a sale of such Policy from the Provider to the Purchaser and that all of the Provider’s beneficial interest in and title to each Policy shall not be part of the Provider’s estate in the event of the filing of a bankruptcy petition by or against the Provider under any bankruptcy law.  As a precautionary measure, in the event that notwithstanding the contrary intention of the Provider and the Purchaser, the sale by the Provider to the Purchaser of the Policies is re-characterized as a loan, the parties intend that this Agreement constitute a security agreement under applicable law, and the Provider hereby grants to the Purchaser a first priority perfected security interest in, to and under each Policy and all related Conveyed Property and all proceeds of any of the same for the purpose of securing payment and performance of the Provider’s obligations under this Agreement and the repayment of amounts owed to the Purchaser from the Provider under this Agreement, and the Provider agrees to take all actions reasonably necessary to convey a perfected, first priority security interest in the Policies to the Purchaser.

2.4
Cooperation.  The Provider and Purchaser agree to cooperate with each other to effectuate the transactions contemplated hereunder and to execute and deliver any and all instruments and documents required to be executed in connection with the closing process or to otherwise consummate the purchase of Policies hereunder.

3.	Representations and Warranties of Provider. The Provider represents and warrants to the Purchaser as follows:

3.1
Organization and Good Standing.  The Provider is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and in the states in which it conducts business.

3.2
Power and Authority.  The Provider has full power, authority and right to execute and deliver this Agreement, and has full power and authority to perform its obligations hereunder, and has taken all necessary action to authorize and has duly authorized the execution, delivery and performance of this Agreement and the performance of such obligations.

3.3
Binding Obligation.  This Agreement constitutes the legal, valid and binding obligations of the Provider enforceable against the Provider in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally or by general principles of equity.

3.4
Representations and Warranties Relating to the Policies.  With respect to the Policies, as of the date of the closing of the purchase of each Policy, (a) there are no current federal, state or local tax or other liens, of which Provider has actual knowledge, against the Policies; (b) to the best of the Provider’s actual knowledge, the Policies are not the subject of any lawsuit or other dispute or claim regarding the validity or enforceability of the Policy; (c) to the best of the Provider’s actual knowledge, no formal or informal claim has been made which disputes the existence; amount; owner; or beneficiary of the Policy; (d) to the best of the Provider’s actual knowledge, the Policy was not issued pursuant to an agreement or other arrangement whereby the premiums required to be paid on the Policy were paid by a third party pursuant to a recourse or non-recourse premium financing program; (e) to the best of the Provider’s actual knowledge, each original Policy owner had, on the date the Policy was issued, an insurable interest in the life of the insured under such Policy

4.
Representations and Warranties of Purchaser.  The Purchaser represents and warrants to the Provider and any of its successor and assignees as follows, as of the date hereof and as of each Escrow Release Date:

4.1
Organization and Good Standing.  The Purchaser is duly organized, validly existing and in good standing under the laws of the State of Delaware and has organizational power and authority to own its properties and to conduct its business as such properties shall then be owned and such business is then conducted.

4.2
Power and Authority.  The Purchaser has full power, authority and right to execute and deliver this Agreement, and has full power and authority to perform its obligations hereunder, including the power and authority to purchase the Policies and related Conveyed Property to be purchased, and has taken all necessary action to authorize and has duly authorized the execution, delivery and performance of this Agreement.

4.3
Binding Obligation.  This Agreement constitutes the legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally or by general principles of equity.

4.4
Policies.  The Purchaser is not acquiring an interest in Policies based upon any representation, oral or written, by the Provider, including, without limitation, any representation or warranty with respect to the future value of, or income from, the Policies but rather upon its independent examination and judgment.  The Policies were not offered to the Purchaser by means of any publicly disseminated advertisements or sales literature, nor is the Purchaser aware of any offers made to other persons or entities by such means.  The Provider makes no representation or warranty to the Purchaser as to (a) the fitness of any Policy for any particular use or business purpose of the Purchaser, (b) the accuracy of any assessment of life expectancy or the mortality rating provided by any medical underwriter, or the appropriateness of the methodology used by any medical underwriter to assess a life expectancy or assign a mortality rating, (c) the accuracy of any mortality table, or (d) the amount the Purchaser ultimately may recover as proceeds of any Policy or the timing of its receipt of any such amounts.

4.5
No Disputes.  To the best of the Purchaser’s knowledge, none of the Policies the purchase of which is being funded on such Escrow Date (A) has been satisfied or terminated, or (B) is the subject of any pending suit, action, investigation, proceeding, dispute (pending or threatened), setoff, counterclaim, subordination, recoupment defense, abatement, suspension, deferment or deductible (except for loans, withdrawals or other advances made on or prior to the Escrow Date against the cash surrender value of such Policy, pursuant to the terms and conditions of such Policy and indicated in the Sale Documentation Package) that would have an adverse effect on the interests of the owner of such Policy.

4.6
Compliance with Law and Regulations.  The Purchaser is in compliance in all material respects with all applicable United States federal, state and local laws, rules and regulations, including, without limitation, all federal and state securities laws, and no such federal, state or local laws, rules or regulations prohibit either the purchase of such Policies by the Provider or one or more transfers of the ownership of or beneficial interest in such Policies by the Provider to the Purchaser.

4.7
Securities Laws.  The Purchaser is an “accredited investor” or “Qualified Institutional Buyer” as such term is defined in the United States Securities Act of 1933.  The Purchaser (A) may purchase and hold the Polices, (B) may resell the Policies or interests therein and (C) may issue securities or other instruments or certificates representing interests in Policies or payable from the proceeds thereof, in each case only in a manner that either satisfies the requirements of, or is exempt from registration under, the United States Securities Act of 1933 and the “blue sky” or securities laws of any applicable state, and comparable registration requirements of any applicable non-U.S. securities laws.

4.8
Patriot Act.  Neither Purchaser nor any Affiliate or Person affiliated with the Purchaser or that makes funds available to Purchaser or any Affiliate of the Purchaser  in order to allow the Purchaser to fulfill its obligations under this Agreement or the transactions contemplated hereby or for the purpose of funding the investment in the Purchaser is:  (A) a person listed in the Annex to Executive Order No. 13224 (2001) issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), (B) named on the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Office of Foreign Assets Control (C) a non-U.S. shell bank (D) a senior non-U.S. political figure or an immediate family member or close associate of such figure, or (E) otherwise prohibited from investing in the Purchaser pursuant to applicable U.S. anti-money laundering, anti-terrorist and asset control laws, regulations, rules or orders.

5.	Origination Fees.

5.1
In connection with the Origination of one or more Policies, the Purchaser shall pay the Provider the related Origination Fees, in each case on the later of the related Escrow Release Date and the expiration of any applicable statutory rescission period permitting the Seller to rescind the sale of the Policy.

6.	Origination and Funding Procedures

6.1	Draw Account. The Purchaser shall establish and maintain the Draw Account and cause funds equal to the Gross Acquisition Costs to be deposited therein prior to the Escrow Date.

6.2
Funding of Policy Purchases.  On each Escrow Date, the Purchaser shall withdraw from the Draw Account and deposit the specified Gross Acquisition Costs for the specified Policy into the Seller’s Escrow Account as set forth in the Disbursement Schedule.  Pursuant to the related Escrow Agreement, the Escrow Agent shall withdraw, on the related Escrow Release Date, from the Seller’s Escrow Account and pay the applicable amounts set forth in Disbursement Schedule (i) to the Seller on the Escrow Release Date and (ii) to the Broker on the later of (a) the Escrow Release Date the related Rescission Date, if applicable.

6.3
Escrow Agent.  The Provider and the Purchaser shall cause the Escrow Agent to (a) establish a Seller’s Escrow Account in connection with the sale of a Policy in compliance with applicable law, (b) enter into an Escrow Agreement with respect to the sale and purchase of a Policy, in form and substance reasonably acceptable to the Escrow Agent and in compliance with applicable law, (c) deposit in the applicable Seller’s Escrow Account funds sent by the Purchaser to the Escrow Agent representing the Gross Acquisition Costs, and (d) hold and disburse funds from each Seller’s Escrow Account in accordance with the terms of the related Escrow Agreement and the related Disbursement Schedule.  Without limiting the foregoing, if the Escrow Agent is notified by the Provider or otherwise determines that any Escrow Release Date will not occur, then the Provider and the Purchaser shall cause the Escrow Agent, within three (3) Business Days of such notice or determination, to deliver to the Purchaser the amounts on deposit in the related Seller’s Escrow Account.

7.	ADDITIONAL COVENANT.

7.1
The Purchaser will not sell, transfer, convey or assign any Policy to any Person except in compliance with applicable law, and each such transfer, sale, conveyance or assignment of a Policy will be effectuated (A) in accordance with all federal, state and local laws and regulations governing the Underlying Sale Agreement under which the Provider purchased such Policy and (B) pursuant to a document or instrument in which the transferee provides a covenant identical to this Section 9.1 (except that such covenant shall name the parties to such document or instrument).

8.	CONFIDENTIALITY

8.1
General Duty.  Each party hereto agrees that (i) each of the Transaction Documents and its contents, (ii) each Sales Documentation Package and its contents, (iii) all medical and personal information concerning the Insureds, and (iv) the identity of and information concerning payments to brokers or other similar parties involved in any Origination comprise the “Confidential Information.”

8.2
Reasonable Precautions.  Each party hereto shall take such precautions as may be lawful and reasonably necessary to restrain its officers, directors, employees, agents or representatives from disclosure of Confidential Information to any other Person; provided, that Confidential Information may be disclosed (a) to the extent that such Confidential Information has become publicly known other than as a result of a breach by the Purchaser, (b) to advisors of such party or such purchaser or potential purchaser that (i) execute a written agreement for the benefit of the other party that such advisor will comply in all respects with the provisions of Sections 8.1, 8.2 and 8.3 to same extent applicable to such party or (ii) are attorneys or accountants who are obligated under applicable law or codes of professional responsibility to maintain the confidentiality of any Confidential Information received by them, (c) to the extent ordered to produce such Confidential Information by a court or other governmental authority having appropriate jurisdiction over such party and the Confidential Information, but only if (to the extent lawful) such party promptly supplies notice to the other party of such order and the specific Confidential Information identified therein and (to the extent known by such party and lawful) the basis and purpose of such order, so that the other party may, at its sole cost and expense, contest such order and (d) to the extent necessary or appropriate in support of any claim or motion before any court of competent jurisdiction within the United States in an action including the parties to this Agreement or the other Transaction Documents, provided that such party has petitioned the court to treat such Confidential Information confidentially to the greatest extent permissible under law and in the context of such dispute.

9.	Termination.

9.1	Termination. This Agreement will terminate at the end of the Origination Period and also may be terminated on any date by mutual written agreement of the Purchaser and the Provider.

9.2	Termination by the Purchaser.

(a)	The Purchaser may terminate this Agreement by delivery thereby of a written notice to the Provider of such termination upon the occurrence of:

(i)	a change in any applicable law or regulation that causes it to be illegal for the Purchaser to continue to perform its material obligations under this Agreement;

(ii)	the occurrence and continuance of an Insolvency Event with respect to the Provider not directly caused by an Affiliate thereof; or

(iii)
the occurrence of a material breach of any representation, warranty or covenant of the Provider hereunder and, to the extent such breach is capable of being cured, such breach continues uncured for more than 45 Business Days from the date notice thereof was first delivered to the Provider.

9.3	Termination by the Provider.

(a)	The Provider may terminate this Agreement by delivery thereby of a written notice to the Purchaser of such termination upon the occurrence of:

(i)	a change in any applicable law or regulation that causes it to be illegal for the Provider to continue to perform its material obligations under this Agreement;

(ii)	the occurrence and continuance of an Insolvency Event with respect to the Purchaser not directly caused by an Affiliate thereof; or

(iii)
the occurrence of a material breach of any representation, warranty or covenant of the Purchaser hereunder and, to the extent such breach is capable of being cured, such breach continues uncured for more than 45 Business Days from the date notice thereof was first delivered to the Purchaser.

10.	Miscellaneous.

10.1
This Agreement contains the entire agreement between the parties hereto and supersede any and all prior or contemporaneous agreements, arrangements or understandings (whether written or oral) between the parties relating to the subject matter hereof.  No representation, inducement, promise or agreement, oral or otherwise, made by any party hereto which is not embodied or referred to herein is or therein shall be of any force or effect.

10.2
No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision or breach of this Agreement, whether or not similar, unless otherwise expressly provided.

10.3
Any provision in this Agreement that is held by a court of competent jurisdiction to be inoperable, unenforceable or invalid shall be inoperable, unenforceable or invalid without affecting the operation, enforceability or validity of the remaining provisions hereof.  Each of the provisions of this Agreement shall be deemed to be severable from the other provisions of this Agreement.

10.4	This Agreement shall be construed and interpreted according to the internal laws of the State of New York, without regard to the conflict of law principles thereof.

10.5
Each of the parties hereto hereby irrevocably consents and submits to the jurisdiction of the United States District Court for the Southern District of New York in New York, New York in connection with any suit, action or other proceeding arising out of the terms of this Agreement, and hereby unconditionally and irrevocably waives any objection to venue in New York, New York, and agrees that service of any summons, complaint, notice or other process relating to such suit, action or other proceeding may be effected in the manner provided by Section 7.6 herein.  Each of the parties hereto unconditionally and irrevocably waives any right such party may have to seek a jury trial in any such action, suit or other proceeding.  To the extent that any party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process with respect to itself or its property, such party hereby waives (to the fullest extent permitted by applicable law) such immunity in respect of its obligations hereunder.

10.6
All notices and other communications required or permitted to be given hereunder must be in writing and shall be deemed effectively given (i) upon delivery, when delivered personally against receipt therefor, (ii) upon delivery when sent by certified mail, postage prepaid and return receipt requested to the respective addresses of the parties hereto set forth below, (iii) upon transmission, when transmitted by facsimile or other electronic transmission method, provided that receipt is confirmed and notice is sent by certified mail, postage prepaid and return receipt requested, or (iv) upon delivery, when sent by Federal Express or other nationally recognized overnight delivery service to the respective addresses of the parties hereto set forth below.

If to Seller:	Life Settlements International, LLC 499 Park Avenue 4th Floor New York, NY 10022 Attention: Stuart Hersch Telephone: (212) 829-1440 Facsimile: (212) 294-7740

If to Purchaser:
Christian Stanley, Inc. 1150 Silverado Street, Suite 207 La Jolla, CA 92037 Attention: Daniel C.S. Powell Telephone: (858) 750-6220 Facsimile: (800) 554-8692

10.7
This Agreement may not be assigned by either party without the prior written consent of the other party.  This Agreement shall inure to the benefit of and be binding upon each of the successors and permitted assigns of the parties hereto.

10.8
This Agreement may be executed and delivered in counterparts electronically or by telecopy, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement.  The Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

10.9
Each of the parties hereto acknowledge and agree that they have had adequate opportunity to participate in the drafting and negotiation of this Agreement and that, therefore, no part of this Agreement shall be construed against any party by reason of such party having caused this Agreement to be drafted.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date(s) set forth below.